Exhibit 10.1
TASK ORDER #02 AGREEMENT
OG2 Launch Vehicle Changes
This Task Order Agreement is made and entered into as of the 31st day of August, 2010 in connection with the ORBCOMM Generation 2 Procurement Agreement dated as of May 5, 2008 (the “OG2 Procurement Agreement”), in each case between ORBCOMM Inc, a Delaware corporation (“ORBCOMM”) with offices located at 2115 Linwood Avenue, Suite 100, Fort Lee, NJ 07024 and SIERRA NEVADA CORPORATION, a Nevada corporation with offices located at 444 Salomon Circle, Sparks, NV 89434 (“SNC” or “SUPPLIER”).
WITNESSETH
WHEREAS ORBCOMM desires to purchase from SUPPLIER, and SUPPLIER desires to provide and sell to ORBCOMM, the following services and materials in connection with the OG2 Procurement Agreement on a cost reimbursable basis as specified herein.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE 1 — DEFINITIONS
Except as otherwise specifically defined herein, capitalized terms in this Agreement have the same meanings as in the OG2 Procurement Agreement, as applicable.
“Agreement” or “Task Order” shall mean this Task Order Agreement, including all referenced Exhibits hereto.
“Cost Reimbursement” shall mean the type of contract whereby the SUPPLIER is paid for its actual costs incurred, against a total cost estimate used for the purpose of establishing a ceiling that the SUPPLIER may not exceed, except at its own risk, without the written approval of ORBCOMM.
ARTICLE 2 — SCOPE OF WORK. Consistent with the terms and conditions set forth herein, SUPPLIER shall furnish to ORBCOMM the management, labor, facilities and materials required for the performance by it of the following work:
Section 2.1 — SUPPLIER shall perform the activities, and furnish the associated Deliverables, to launch all 18 Satellites on a SpaceX Falcon 1E or Falcon 9 Launch Vehicle in accordance with the OG2 Procurement Agreement. Tasks and Deliverables include, but are not limited to:
a)	Perform Launch Support Services for Launches 1 through 5 (SOW Section 3).

b)
Revise OG2 Procurement Agreement to remove Launch Vehicle type references (i.e. Strela, Minotaur and PSLV) and add Interface Requirements Document, revision 7 (“IRD”) reference as the basis for Satellite design compliance.

c)	Revise system level analysis documentation to baseline Falcon 1E/9 as the requisite Launch Vehicle(s).

d)	Launch Vehicle design review support and participation as needed (SOW Section 3.5).

e)	Launch Vehicle interface definition and ICD development (SOW Section 6.19.4).

f)	Launch site operations (SOW Section 3, 3.11, and 3.14).

g)	Contractor Participation in Launch Services Meetings, Reviews, and Working Groups (SOW Section 3.5).

h)	Launch Services Quality Assurance Plan (SOW Section 3.6).

i)	Support In-orbit tests and submit In-orbit Acceptance Test Reports for Missions 4 and 5 (SOW Section 7.3.10, 9.19, and 9.20).
For the avoidance of doubt, tasks that are independent of the Launch Vehicle selected by ORBCOMM including the following are tasks not covered under this Task Order and are part of the existing OG2 Procurement Agreement (or other OG2 Task Orders with respect to item j below):
a)	Mechanical and electrical Ground Support Equipment for Launch operations shall be provided by SNC. ORBCOMM shall plan to ship this equipment back to SNC after each Launch (SOW Section 3.10).

b)	SNC shall provide Satellite and ground support shipping containers (SOW Section 3.10).

c)	Satellite separation devices (sep nuts, bolts, washers...).

d)	Provide mechanical tooling for strongback provider to align separation interfaces (SOW Section 3.13).

e)	All in-orbit test support for the first three missions (SOW Section 7.3.10, 9.19, and 9.20).

f)	Flight Satellite storage (OG2 Procurement Agreement Section 2.4).

g)	All post-IOT support (OG2 Procurement Agreement Section 7.4).

h)	All Successful operations support for the first three missions (SOW Section 2.11).

i)	Launch Vehicle Adapter Fit-Check support (SOW 3.13)

j)	Strongback design, test and production (SOW 3.13 and 8.4)

k)	Software Deliverables for all satellites (SOW Section 4,1, 4.1.1, 4.2, 4.3 and 4.4).
Section 2.2 — Program Management. SUPPLIER shall provide program management services to monitor and coordinate SUPPLIER efforts to satisfy the requirements of this Agreement. The SUPPLIER shall provide status regarding activities prescribed in this Agreement at weekly OG2 status meetings. The SUPPLIER shall provide weekly labor and monthly cost reports for the duration of this Agreement.
ARTICLE 3 — TASK ORDER CONTRACT TYPE
This Task Order is a Cost Reimbursement contract type.
ARTICLE 4 — PERIOD OF PERFORMANCE
The term of this Agreement shall be Task Order award through the Launch of all eighteen (18) Satellites of the Initial Order. ORBCOMM may terminate this Agreement at any time upon written notice to SNC and pay the Cost Reimbursement for work performed within this Task Order through the date of termination, plus reasonable actual costs associated with the settlement of terminated work, provided that the credit under Section 5.2 below shall survive any termination or expiration of this Agreement.
ARTICLE 5 — CONSIDERATION AND PAYMENT TERMS
Section 5.1 — Price. The estimated Cost Reimbursement for work performed within this Task Order shall not exceed four million one hundred ten thousand forty four U.S.D. ($4,110,044).
Section 5.2 — Launch Support Credit. A credit in the amount of one million five hundred twenty seven thousand nine hundred thirty eight U.S.D. ($1,527,938) shall be applied to amounts payable by ORBCOMM pursuant to this Task Order, or the OG2 Procurement Agreement if application to this Task Order becomes impossible or impracticable. As costs are incurred pursuant to this Task Order, SUPPLIER will first deduct the credit until the entire amount is expended. The credit deduction and credit balance will be included and updated on the monthly cost report submitted pursuant to Section 2.2 of this Agreement. Invoices for payment will commence once the credit is consumed.

Section 5.3 — Limitation of Funds. SUPPLIER shall use best efforts to perform the work specified in this Task Order within the estimated cost provided in Section 5.1. SUPPLIER is not obligated to continue performance under this Agreement or otherwise incur costs hereunder in excess of the amount allotted to this Agreement. ORBCOMM is not obligated to reimburse the SUPPLIER for costs incurred prior to Task Order award, outside the scope of work of this Task Order or in excess of the total amount allotted by ORBCOMM to this Agreement. SUPPLIER shall provide ORBCOMM notice when costs incurred reach 75% of the total funds allotted to this Agreement.
Section 5.4 — Payment Terms. SNC shall submit invoices on a monthly basis for actual costs incurred hereunder during the preceding monthly period. Invoices will reference this Agreement and will contain the number of hours incurred by labor category, the total amount for direct labor and a listing of all other direct costs. It is envisioned that the work described herein will be performed by SNC Mechanical Engineering (“ME”), Systems Engineering (“SYS”), and Program Management (“PM”) personnel, with approximate hourly labor rates of $170 (ME), $185 (SYS) and $210 (PM) respectively. ORBCOMM shall pay SNC invoices issued pursuant to this Agreement within 30 days of invoice receipt.
ARTICLE 6 — OTHER TERMS AND CONDITIONS
Section 6.1 — OG2 Procurement Agreement. Except as otherwise expressly set forth in this Agreement, the terms and conditions of the OG2 Procurement Agreement shall remain in full force and effect and apply, as appropriate and in context, to the parties’ rights and obligations vis-a-vis the Cost Reimbursement work under this Agreement. Execution of this Task Order shall not be interpreted as a waiver of either party’s respective negotiating positions and/or rights, if any, associated with or arising out of the IRD.
IN WITNESS WHEREOF, the undersigned certify that they possess full corporate power and authority to enter in to this Agreement and have caused this Agreement to be executed as of the day and year first above written.

SIERRA NEVADA CORPORATION
By:
	Name:	Clint McElfish
	Title:	Corporate Contracts Manager

ORBCOMM INC
By:
	Name:	Christian Le Brun
	Title:	Executive Vice President, General Counsel

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